Exhibit 99.1

Conference Call Transcript

OPTN - Q2 2004 Option Care, Inc. Earnings Conference Call

Event Date/Time: Aug. 03. 2004 / 10:00AM ET

CORPORATE PARTICIPANTS

Rajat Rai

OptionCare - CEO

Rick Smith

OptionCare - President & COO

Paul Mastrapa

OptionCare - CFO

CONFERENCE CALL PARTICIPANTS

Anne Barlow

Southwest Securities – Analyst

Mitra Ramgopal

Sidoti & Company - Analyst

Jeff Allen

Silvercrest Asset Management - Analyst

Michael MacGuire

Leerink Swann – Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to your Q2 2004 Option Care earnings conference call. My name is Jean, and I will be your conference coordinator. (OPERATOR INSTRUCTIONS). At this time, I will turn the call over to your host, Rajat Rai, Chief Executive Officer. Over to you, sir.

Rajat Rai - OptionCare - CEO

Thank you. Good morning. Thank you for joining our 2004 second-quarter conference call. Also with me are Rick Smith, our President and Chief Operating Officer; Paul Mastrapa, our Chief Financial Officer; and our General Counsel, Joe Bonaccorsi.

By now, you should have received a copy of the press release issued by the Company this morning. If you have not received it, please call Leticia Carrillo (ph) at 847-229-7731, and it will be faxed to you promptly. Please be advised, in keeping with SEC Reg FD guidelines, this call may also be accessed by web cast through Option Care’s website at www.OptionCare.com.  Any remarks that Option Care may make about future expectations, plans and prospects for Option Care constitute forward-looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements. Such forward-looking statements involve important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by us, or on our behalf. These risks and uncertainties and other important factors are discussed in Option Care’s Annual Report on Form 10-K for the year ended December 31st, 2003, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future. Option Care specifically disclaims any obligations to do so.

I will now give the highlights for the quarter. Rick and Paul will give the updates on operations and key financial highlights later in the call.

As previously discussed and noted in the press release we issued this morning, we reported $99 million in revenues for the second quarter. This represented a 16 percent growth from the same period in 2003. We were able to achieve this growth rate despite the fact that Synagis sales were essentially flat in the second quarter as compared to the same time frame last year. This was expected due to a compressed Synagis season. However, overall this season, Synagis sales were up 12 percent from last year.  The earnings for the quarter were 22 cents a share, slightly better than what we had previously announced. We continue to maintain an outstanding cash flow and further increase our cash position. I’m pleased to announce that that the Board also approved 2 cents a share of cash dividend for the second quarter. This is our second consecutive quarter of cash dividends.

We’re pleased with the results considering the fact we just came out of restructuring. The management team has done a great job in pushing sales at all fronts while controlling costs. We are now seeing the impact of the cross-sell between home infusion and specialty pharmacy and the related synergies.

I am also pleased to report that we have reactivated our acquisition program. Last month, we closed on two small acquisitions, both independent pharmacies, which were complementary to our existing locations. We are also in the process of expanding into key strategic markets such as Atlanta, Portland Oregon, Orlando, Jacksonville, and Orange County through start-ups and/or market expansions.

For the remainder of 2004, let me summarize our goals. We continue to focus on improving margins through lowering our cost of goods; continue to make acquisitions, start-ups and market expansions; develope strategic alliances with hospitals to improve our referral base; seek new managed care and manufacturer relationships; and finally, continue to improve cash flow.

I will now turn the call to Rick Smith, our President and Chief Operating Officer. Rick?

Rick Smith - OptionCare - President & COO

Thanks, Raj. Good morning, everyone. If you remember that in the third quarter of 2003 we stated that we began analyzing areas where we felt there were opportunities for improvement in our company’s performance. We looked at staffing and management infrastructure, revenue programs and sales initiatives, cost structure and operating expenses, cost of pharmaceuticals and supplies, and overall reimbursement effectiveness. From our analysis last year, we developed an operating plan that was multi-faceted to target many initiatives that could be executed upon simultaneously with the greatest amount of positive impact.

In the area of revenue growth, we strengthened our leadership and increased the number of field based account managers, clinical liaisons and managed care professionals. We introduced multiple clinical marketing programs to all sales, branch management, and clinical staff to accelerate our revenue growth. We amended our commission program to incent higher levels of performance. We provided all clinical staff with advanced education programs. We successfully launched the new asthma specialty drug, Xolair. And we successfully launched Synagis for the RSV season.  So far, our revenue programs have contributed to our growth on a year-over-year basis and on a quarter-to-quarter basis. For the rest of this year, we will continue to focus on what has brought us success this year, as well as introduce new business development programs such as our new Hospital Options and Physician Options programs, each having been well-received early in their initial phase of rollout.

In targeting operating expenses and cost of goods, we have evaluated all vendors and all categories of cost that have been incurred by the Company. We have begun a process to streamline sourcing agreements while also having recontracted with many vendors to achieve lower costs. Our work continues as we look for more opportunities to achieve cost reductions and better operating effectiveness.  To monitor the new programs, we have created and introduced multiple management information tools which enable daily monitoring and projecting of key operating statistics and productivity measures. We continue to establish benchmarks that we believe will allow us to improve Company operations.

In reimbursement, we continue to focus on front-end training and a constant review of intake and billing functions. Reimbursement management and oversight is reviewed daily by field and corporate management. Management tools have been enhanced to provide visibility to the cash collection process.  Our employees are rewarded on positive operating cash flow from each location, and our goal is to continue to improve in operating cash flow performance.

Overall, we put in place many new initiatives in a short period of time. We have grown organically through the many managed care contract relationships and through competitive market share gains. Our success has been generated by all of our employees who are passionately dedicated to the highest level of patient care in the industry. They continue to overachieve every day. We look forward to continuing our year-to-date success and are focused on continuing to improve on our operating effectiveness.

Now, I will turn the call over to Paul Mastrapa for financial highlights.

Paul Mastrapa - OptionCare - CFO

Thanks, Rick, and good morning. For the second quarter, our revenue was $99 million, a 16 percent increase from the $85 million reported in the second quarter of 2003. Same-store growth for our company-owned locations was 16 percent for the quarter. Within our service lines, specialty pharmacy increased 21 percent and home infusion and related services revenues increased 10 percent on an organic basis. Our net income for the second quarter increased 23 percent to $4.7 million, as compared to net income of $3.8 million for the second quarter of last year.  Earnings per share were 22 cents for the second quarter, as compared to earnings per share of 18 cents for the same period in ‘03.

For the six months ended June 30th, 2004, revenue increased 14 percent to $202 million from $177 million for the prior-year period. Year-to-date net income increased 16 percent to $9 million or $0.42 per diluted share, as compared to $7.8 million, or $0.37 per diluted share for the first six months of ‘03.

With respect to our specialty pharmacy services, our revenue growth is attributable to a broad range of products within our therapy portfolio, such as growth hormone, hemophilia, IVIG, MS, and our managed care specialty business. In addition, the sales of Xolair, which we launched in the third quarter of last year, continue to expand consistent with the market. Our home infusion and related revenue growth is a result of increased focus in sales and marketing, as Rick mentioned, in the markets that we serve. The increase in our other revenue is a result of external sales of our new software platform by our MBI subsidiary and increased royalties and related fees from our franchise network.

Overall gross profit for the second quarter declined to 29.4 percent from 32.6 percent for the prior year, due to a combination of the revenue mix between infusion and specialty pharmacy services, as well as the therapy mix within our specialty business. In terms of revenue mix, higher margin infusion therapy services comprised a lower percentage of our overall revenues at 38 percent in the second quarter compared to 40 percent for the prior year’s second quarter.  Infusion services gross profit for the second quarter increased 20 basis points to 43.6 percent, as compared to last year. Specialty pharmacy services gross profit declined to 17.2 percent for the second quarter of this year, as compared to 21.9 for the prior-year period. The decline is due to a shift in mix towards lower margin products resulting from our growth in Xolair, human growth hormone, and our managed care specialty pharmacy services. As the Synagis season ends during the second quarter, we expect to see an increase in our specialty pharmacy gross profit during the third quarter as the mix shifts towards higher-margin therapies.

SG&A expenses, as a percentage of revenues, declined to 19.5 percent for the second quarter of 2004, as compared to 21.4 percent for the prior year’s second quarter. This reduction was enabled by strong revenue growth as well as the cost reduction initiatives completed in the third quarter of last year and ongoing cost controls.  Bad debt expense declined to 1.5 percent of revenues from 2.7 percent in last year’s second quarter. The decline resulted for two reasons. First, in the second quarter of last year, we had accrued additional bad debt provisions due to the age of receivables in our Texas locations. And second, we reserved at a lower percentage of revenue for our specialty pharmacy operations in Florida and Michigan. Due to the strong growth of these operations, in particular related to Xolair, the composite bad debt expense has declined. For future quarters, I continue to expect our percentage to range between 1.4 and 1.7 percent of total revenues.

Now, to summarize cash flow, Option Care had another quarter of excellent cash flow. The Company generated $6.6 million of positive operating cash flow during Q2. Day sales outstanding were 61 days at the end of the second quarter, an increase of 4 days from the prior quarter ended March 31st, primarily due to routine variations in the payment cycle for a large customer within our managed care specialty business. Our focus remains on further improving of accounts receivable management and further lowering our DSOs by the end of the year.

We ended the second quarter debt-free with $12.8 million of cash on hand.  Finally, as previously announced, and based upon current trends, we expect earnings per share to range from 84 to 87 cents for 2004. These estimates do not include any impact from acquisitions.

And now, I would like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Anne Barlow, Southwest Securities.

Anne Barlow - Southwest Securities - Analyst

Congratulations on the quarter. A couple of quick questions. First, I missed the number of startups and market expansions that you guys had during the quarter. I just wondered how many there were and what your goal was for this year? And secondly, if you guys could just give a little color on the oncology market and the feedback you may be getting from physicians and doctors on the changes? Any big changes you have seen in your oncology franchises in this past quarter.

Rajat Rai - OptionCare - CEO

We’re looking at five startups, actually.

Anne Barlow - Southwest Securities - Analyst

For the quarter or for the year?

Rajat Rai - OptionCare - CEO

Actually for the whole year. And what we are doing is, we are in the process actually of getting started in markets like Atlanta, Portland, Orlando, and then we are going to go and expand into Orange County and Jacksonville a little later in the year. Some of them are going to be stand-alone pharmacies and some will be our field market expansions from our existing locations.

Anne Barlow - Southwest Securities - Analyst

Okay.

Rajat Rai - OptionCare - CEO

So we are very excited about that.

Anne Barlow - Southwest Securities - Analyst

What is your average startup cost on one of your expansions?

Rick Smith – Option Care – President and COO

It is about $150,000 in terms of just working capital, initial staffing, ahead of the revenue production. But there were no startups in Q2. Essentially, we began in July. We opened up our Atlanta branch this week, effective yesterday. And we had about a month’s worth of planning and hiring of general manager and some initial staff to get the site ready. Each market is going to vary depending on the market opportunities and the timing to bring on patients as well.

Rajat Rai - OptionCare - CEO

The market expansions which we expand from an existing location, obviously, is minimal cost to expand. It is purely sales and marketing expenses that are incurred.

Anne Barlow - Southwest Securities - Analyst

And then on the oncology front?

Rajat Rai - OptionCare - CEO

We haven’t really heard anything from our physicians that we do business with, but I’m sure there’s a lot of anticipation and expectations, but we haven’t really heard anything from our physicians ourselves.

Anne Barlow - Southwest Securities - Analyst

Any update on the Synagis season for next year? Any changes that you are seeing proposed for the network?

Rajat Rai - OptionCare - CEO

Not that we know of as of now, but we are focused on developing our rollout plan and the re-launch in the next month or so.

Operator

Mitra Ramgopal of Sidoti.

Mitra Ramgopal - Sidoti & Company - Analyst

A couple questions. I’m not sure if you could give us a sense in terms of quantifying a little what Xolair’s sales were in the quarter. And also, you mentioned you made a couple of small acquisitions — I don’t know if you could give us an idea of how much that could mean in terms of revenue? And, is that already built into your guidance for the year?

Paul Mastrapa - OptionCare - CFO

In terms of Xolair, we haven’t disclosed the specific sales levels yet. It hasn’t gotten as material to our overall business. What we are seeing is, we’re growing very consistent with the market. As you know, we are one of five primary distributors, although there are some other distributors as well in the marketplace that have access to the products. But we’re real pleased, overall, with the growth. If the growth continues, I expect we’re going to be disclosing that revenue number specifically.

Your second question, I’m sorry, Mitra —

Mitra Ramgopal - Sidoti & Company - Analyst

You made two small acquisitions — I was wondering if you could give us a sense in terms of revenue contribution and if that’s already built into your guidance for the year?

Paul Mastrapa - OptionCare - CFO

The number is built into our guidance. These are very small, they’re tuck-ins into existing markets. The acquisitions were completed in July. You know, these are two opportunities that allowed us to really strengthen our local market position with very minimal integration risk because of existing contracts with the payers involved. We’re basically just bringing patients on service and bringing them right into our system. So, the impact, I expect that to be very small, but it is factored into our guidance.

Mitra Ramgopal - Sidoti & Company - Analyst

And for the rest of the year, do you see more tuck-ins, or something more significant?

Paul Mastrapa - OptionCare - CFO

Both.

Mitra Ramgopal - Sidoti & Company - Analyst

Okay. Thanks.

Rajat Rai - OptionCare - CEO

And Mitra, we had to do these acquisitions to get our feet wet again. And so it was sort of a warm-up exercise.

Operator

Jeff Allen, Silvercrest Asset Management.

Jeff Allen - Silvercrest Asset Management - Analyst

I just wanted to ask you about the gross profits in your specialty segment. The gross profits there have been stagnant for a few quarters, and just wondering on what’s the prospect for getting that to grow, going forward?

Paul Mastrapa - OptionCare - CFO

 As I mentioned in the release and in my script, we have seen a decline in our overall specialty gross margin. And really, Jeff, that’s a result of two primary factors — one, the growth in our managed care specialty business, which is more of a distribution-oriented lower margin. And then second, due to the growth in some lower margin products, in particular, Xolair and Synagis. So the blend — we see the blend overall continue to go down within our specialty business. Now again, a large contract with the drivers in that overall margin, if we land another Blue Cross type mandatory managed care specialty contract, that’s going to put further downward pressure overall on the mix—because of the mix—of our specialty business.

Jeff Allen - Silvercrest Asset Management - Analyst

I mean, I guess even the gross margin dollars, though, have been flat. I guess I would have thought that the gross margin dollars would be increasing, albeit possibly at a slower rate than revenues because of the mix issues that you have discussed. But, is there a prospect for the gross margin dollars to at least start to increase?

Paul Mastrapa - OptionCare - CFO

I’d expect to see the gross margin dollars increase. In terms of our overall margins from a therapy-specific level, the only area year-over-year that we have seen any type of price compression, as we have previously mentioned, is in the hemophilia market, especially the in-state Medicaids have been more conservative in that area, as well as other payors with the increase of supply that we’ve seen in that market. But overall, I would expect to see our gross margin dollars continue to increase.

Rajat Rai - OptionCare - CEO

Another point to be noted here is that the high margin therapies are predominantly in the home infusion services area. And the average revenue per patient is much smaller for home infusion as compared to specialty. So we’ll continue to drive the home infusion business and we will see a little bit of margin expansion. But the absolute dollars per patient are much smaller than the specialty.

Jeff Allen - Silvercrest Asset Management - Analyst

And also, just quickly — there was an article in the paper about an agreement between Aetna and Priority Healthcare, where Priority would help distribute drugs to patients with chronic diseases. I wasn’t sure if that was analogous to what you guys are doing with OptionMed. Wondering if you could just comment on that. Is that a competitive arrangement there from Priority?

Rajat Rai - OptionCare - CEO

Jeff, the arrangement is more of an outsourcing joint venture type of relationship between Aetna and Priority, where Priority is going to be the source of distribution of high-cost injectable drugs for specialty pharmacy services for Aetna. There is a financial arrangement between those two companies, and obviously I don’t know the details of that transaction. But basically what that says is that managed care is looking for a solution for specialty pharmacy services. And that’s basically a different type of a transaction arrangement, but at the end, it really solidifies the importance of the specialty pharmacy to a managed care organization.

Jeff Allen - Silvercrest Asset Management - Analyst

It’s fair to say that it’s a little bit of a different approach that Priority has taken, but it’s still similar to what you’re doing with OptionMed?

Rajat Rai - OptionCare - CEO

Yes, it’s sort of similar, where if you have a very captive audience in terms of the mandatory type of arrangement, where you’re able to drive most of your purchases from a managed care perspective to one single point of distribution.

Operator

(OPERATOR INSTRUCTIONS). Michael MacGuire, Leerink Swann.

Michael MacGuire - Leerink Swann - Analyst

Gentlemen, can I just get you to comment on the current trends or discussions you are having with customers and payors as it relates to the cross selling of home infusion and specialty pharmacy? Particularly in light of one of your larger competitors recently acquiring a presence in home infusion? Is there anything there you can speak to, just that you’re hearing in the market from a customer’s perspective with regards to this solution combined?

Rick Smith - OptionCare - President & COO

We have actually seen some very productive discussions that we have been talking about pretty much since last year when we continued to state the flexibility of our platform and the uniqueness of it. I think it is something that enables us to customize some very positive and highly potential successful solutions for all our customers. We’ve seen the opportunity to cross-sell all of our capabilities in the same meetings that we have with managed care, so it’s been very productive in terms of the relationship building with all of our customers.

Rajat Rai - OptionCare - CEO

And if I may add, that also relates to manufacturers that are looking for a flexible solution when it comes to distribution of pharmaceuticals.

Michael MacGuire - Leerink Swann - Analyst

And then, just in terms of the restructuring and the operating plan, could you characterize perhaps where you are in that process? Is there still a lot of work to be done? Or do you think the benefits, as it relates to the operating margin, etc., have been — the majority have been realized? Or is there still a lot of room to go there?

Rajat Rai - OptionCare - CEO

Major endeavors, in terms of restructuring, are complete. And obviously we’re going to continue to focus on controlling our costs while we’re growing. That is going to be a constant feature. But the major portion of the restructuring has been completed. We’re really going to focus now on driving more efficiencies through better procurement and reducing our cost of goods.

Michael MacGuire - Leerink Swann - Analyst

And then, one just additional quick detailed follow-up — on the hemophilia market, would you characterize the pricing there? It sounds like year-over-year there has certainly been a decline. Would you characterize that similar sequentially? Or has it been somewhat steady state the last quarter of two?

Paul Mastrapa – Option Care - CFO

We’ve seen it very steady this year.

Operator

(OPERATOR INSTRUCTIONS). I see no other questions at this time. I will turn the call back over to Mr. Rai for your closing comments.

Rajat Rai - OptionCare - CEO

Thank you. If they’re no further questions, I would like to thank you all for your time to participate on our call. We look forward to speaking with you again during the third quarter call. Thank you.

Operator

Ladies and gentlemen, thank you for joining us on the conference call. You may now disconnect your lines.